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                       January 26, 2024

       Dennis G. Schuh
       Chief Executive Officer and President
       Starwood Credit Real Estate Income Trust
       2340 Collins Avenue
       Miami Beach, FL 33139

                                                        Re: Starwood Credit
Real Estate Income Trust
                                                            Form 10-12G
                                                            Filed August 3,
2023
                                                            File No. 000-56577

       Dear Dennis G. Schuh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Ryan Bekkerus, Esq.